Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-159654) and related prospectus of Express Scripts, Inc. and to the incorporation by reference therein of our report dated May 5, 2009, and to the incorporation by reference of such report in the Registration Statements on Form S-8 (Nos. 333-156092, 333-136616, 333-110573, 333-43336, 333-80255, 333-72441, 333-69855, 333-48779, 333-48767, 333-48765, 333-27983, 333-04291, 33-64094, 33-64278, 33-93106) of Express Scripts, Inc., with respect to the combined financial statements of the Pharmacy Benefit Management Business of WellPoint, Inc. included in Express Scripts, Inc. Form 8-K/A, filed on or about February 10, 2010 with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

February 10, 2010
Indianapolis, Indiana